Exhibit 99.1

Economic Uncertainty Drives Smarter Security Decisions Provided by AITX's RAD

Businesses Rethinking Security Budgets are Turning to Proven Solutions Like ROSA, RIO, and AVA for Reliable Protection and Immediate Cost Savings

Detroit, Michigan, April 23, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD), today commented on the current economic climate and how its suite of cost-saving, performance-driven security solutions including ROSA™, RIO™, and AVA™ are helping organizations maintain safety and operational continuity despite widespread uncertainty around tariffs, taxes, and global trade.

AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES
Economic Uncertainty Drives
Smarter Security Decisions

As economic uncertainty prompts companies to pull back on capital expenditures and delay key purchases, RAD is seeing increased interest from organizations seeking high-performance security without the recurring costs of traditional personnel. With shifting tariffs, unpredictable tax policies, and cautious leadership strategies driving a widespread "pause" across industries, many are accelerating their adoption of ROSA, RIO, and AVA. These proven solutions offer immediate cost savings and reliable protection, making them a strategic choice in an environment where every dollar and decision matters.

"Providing powerful, AI-driven security solutions that reduce costs for our enterprise clients has always been the foundation of AITX," said Steve Reinharz, CEO/CTO of AITX and RAD. "In times of economic pressure, the value of our technology becomes even more apparent. Clients are seeing how RAD devices can enhance safety, streamline operations, and significantly lower expenses compared to traditional approaches."

RAD's security ecosystem, anchored by ROSA, RIO, and AVA, continues to demonstrate results across multiple industries including healthcare, education, logistics, and property management. These solutions are designed to detect and deter intrusions, engage with potential threats, and escalate incidents when needed, all while operating autonomously. Clients consistently report reductions in security costs, improved response times, and a stronger overall sense of control across their facilities.

"We're seeing a clear shift in how organizations approach security," said Mark Folmer, CPP, PSP, President of RAD. "Clients are no longer satisfied with passive systems that only provide footage after an incident. They want active, intelligent solutions that deter threats and deliver measurable value. RAD is meeting that demand with technology that improves outcomes and makes security more strategic, not just reactive."

Reinharz, who also serves on the Board of Directors of the Security Industry Association (SIA), recently contributed to a letter submitted by SIA to the Office of the United States Trade Representative and the Department of Commerce. The letter, published April 22, 2025, urges the federal government to reconsider newly imposed tariffs on critical components used in security systems, noting the strain these costs place on U.S. manufacturers and integrators. "At the bare minimum," the letter states, "the specific HTSUS subheadings listed in the addendum... be subject to a secondary rate of duty that does not include any additionally imposed tariffs."

Enterprise organizations facing budget pressure and operational uncertainty are turning to RAD as a practical way to uphold their security standards while significantly lowering expenses. With proven deployments and a growing list of satisfied clients, RAD stands ready to deliver immediate impact through intelligent AI-powered solutions designed for today's evolving challenges.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics, and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/